Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the reference of our firm under the caption “Experts” in this Registration Statement of MRI Interventions, Inc. (the “Company”), and to the inclusion of our report dated March 9, 2017, relating to the Company’s consolidated financial statements as of and for the years ended December 31, 2016 and 2015, in this Registration Statement.

/s/ Cherry Bekaert LLP

Charlotte, North Carolina

June 26, 2017